EXHIBIT 10.3

[Date], 2020

[Executive Officer’s Name & Title]

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, TX  75254

Re: MBO Incentive Plan and Executive Retention Award

Dear [Executive Officer’s Name]:

This retention award and MBO Incentive Plan letter (“Retention Award & Incentive Plan Letter”) confirms the agreement between you (the “Participant”) and Capital Senior Living Corporation (the “Company”) regarding a new retention award and incentive plan opportunity that is being offered to you.  This Retention Award & Incentive Plan Letter offers you a supplemental benefit that is in addition to (i) any severance benefits that may become payable to you pursuant to your employment agreement with the Company, and (ii) any awards that have been or may in the future be granted to you pursuant to the 2019 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation, as amended (the “Plan”).

By signing below and returning this Retention Award & Incentive Plan Letter to me, which must be done within five (5) business days of the date of this Retention Award & Incentive Plan Letter written above, you acknowledge and agree to all of the terms and conditions set forth herein and confirm that you irrevocably and voluntarily agree to those terms.

Subject to the foregoing, you and the Company (hereinafter referred to as the “parties”) hereby agree as follows:

Retention Award.  The Company is offering you a one-time special cash retention bonus in an amount equal to one hundred percent (100%) of your current base salary or $[Base Salary] as of the date hereof (the “Retention Award”).  The Retention Award will be paid in two installments.  The first installment, representing 50% of the Retention Award, is subject to your continued employment with the Company through September 15, 2020 (the “First Retention Date”), and shall be paid in a lump sum within fifteen (15) days after the First Retention Date.  The second installment, representing 50% of the Retention Award), is subject to your continued employment with the Company through March 15, 2020 (the “Second Retention Date”), and shall be paid in a lump sum within fifteen (15) days after the Second Retention Date.

Management by Objective (MBO) Annual Incentive.  You will have the opportunity in 2020 to earn an annual bonus (the “MBO Incentive”), equal to [Percentage] of your current base salary at target (the “Target”).  The MBO Incentive will be calculated based on your performance of each MBO based on the threshold, target and max goals listed below and the associated percentage of Target earned.

[Individual Performance Goals]

Involuntary and Constructive Termination.  Notwithstanding the requirements set forth in Section 1 above that you remain employed with the Company through the applicable retention dates, if your employment is terminated by the Company without Cause (as defined in the Plan) (and other than due to your death or Disability (as defined in the Plan)) prior to the Second Retention Date, then the full amount of the Retention Award will be paid to you within thirty (30) days after such termination.

Change in Control.  In the event your employment with the Company terminates upon or following a Change in Control (as defined in the Plan), but prior to the Second Retention Date, you will receive the full amount of Retention Award.

Entire Agreement.  This Retention Award Letter represents the entire agreement between you and the Company with respect to the subject matter herein and it supersedes any other promises, warranties, or representations with regard to this subject matter.

Section 409A.  The intent of the parties is that the payments and benefits under this Retention Award Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Retention Award Letter shall be interpreted to be in compliance therewith.  Notwithstanding anything in this Retention Award Letter to the contrary, any compensation or benefits payable under this Retention Award Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Retention Award Letter as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).  In addition, notwithstanding anything in this Retention Award Letter to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Retention Award Letter is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under this Retention Award Letter shall be paid as otherwise provided herein.

Governing Law, Venue, and Jurisdiction.  This Retention Award Letter shall be governed in all respects by the laws of the State of Texas without regard to conflicts-of-law principles.  Any civil action or legal proceeding arising out of or relating to this Retention Award Letter shall be brought in the courts of record of the State of Texas in Dallas County, Texas.  Each party consents to the jurisdiction of such Texas court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Texas court.  Service of any court paper may be affected on such party by mail or in such other manner as may be provided under applicable laws, rules of procedure, or local rules.

Miscellaneous.  All payments to the Participant in accordance with the provisions of this Retention Award Letter shall be subject to applicable withholding of local, state, federal, and foreign taxes, as determined in the sole discretion of the Company.  Except as expressly set forth herein, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice.  Nothing in this letter is intended to or should be construed to contradict, modify, or alter your employment relationship with the Company.  The Company’s obligation to make the payments provided for under this Retention Award Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Participant.  The Retention Award is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, notice, redundancy, pension, retirement, death, or other benefit under any benefit plan or compensation arrangement of the Company, except as expressly required by the terms of such other plan or arrangement.  By accepting this Retention Award Letter, you hereby agree that this Retention Award Letter may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company.  This Retention Award Letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, and whether by purchase, merger, consolidation, separation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Retention Award Letter if no succession had taken place.

Thank you for your hard work and contributions to the Company.

Very truly yours,

CAPITAL SENIOR LIVING CORPORATION

By:
Kimberly Lody
Chief Executive Officer, President and Director

ACKNOWLEDGED AND AGREED:

[Executive Officer Name & Title]